Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements No. 333-148352, 333-164219 on Form S-8 and No. 333-161067 on Form F-3 of our reports dated May 5, 2011, relating to the consolidated financial statements and financial statement schedule of AirMedia Group Inc., its subsidiaries, its variable interest entities (the “VIEs”) and its VIEs’ subsidiaries (collectively, the “Group”) and the effectiveness of the Group’s internal control over financial reporting, appearing in this Annual Report on Form 20-F of AirMedia Group Inc. for the year ended December 31, 2010.

/s/ Deloitte Touche Tohmatsu CPA Ltd.
Beijing, the People’s Republic of China
May 6, 2011